FIRST AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT

                   THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the "First Amendment") is made and dated as of the 3rd day of June, 1999 by and among SOS STAFFING SERVICES, INC., a Utah corporation (the "Borrower"), the Guarantors, THE FIRST NATIONAL BANK OF CHICAGO, a national banking association ("First Chicago") and FIRST SECURITY BANK, N.A., a national banking association ("First Security"), as the current Lenders under the Credit Agreement referred to below, First Chicago, as documentation agent for the Lenders (in such capacity, the "Documentation Agent"), and First Security, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

                                    RECITALS

          A. Pursuant to that certain Amended and Restated Credit Agreement dated as of July 27, 1998 by and among the Borrower, the Administrative Agent, the Documentation Agent and the Lenders (as amended, extended and replaced from time to time, the "Credit Agreement," and with capitalized terms not otherwise defined herein used with the meanings given such terms in the Credit Agreement), the Lenders agreed to make Loans to, and to cause Letters of Credit to be issued for the account of, the Borrower on the terms and subject to the conditions set forth therein.

          B. The Borrower has requested that the Lenders agree to amend one of the financial covenants set forth in the Credit Agreement and the Lenders have agreed to do so on the terms and subject to the conditions set forth more particularly herein.

                   NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    AGREEMENT

           1 . Amendment of Leverage Requirement. To effect the agreement of the parties to modify the leverage covenant set forth in Section 6.19 of the Credit Agreement, the ratio of "3.0: 1.0" set forth therein is hereby amended to read "3.6: 1.0".

          2. Modification of Pricing. To reflect the agreement of the parties to modify certain pricing terms set forth in the Credit Agreement, the definition of "Applicable Margin" set forth in Article I of the Credit Agreement is hereby amended to delete the table set forth therein and to replace the same with the following table:

     "Total Indebtedness / Adjusted         Applicable Margin in connection        Applicable Margin in connection
     ------------------------------         -------------------------------        -------------------------------
              EBITDA Ratio                     with the Eurodollar Rate                with the Floating Rate
              ------------                     ------------------------                ----------------------

Less than or equal to 1.50: 1.00                        1.000%                                   0%

Greater than 1.50: 1.00 but less                        1.250%                                   0%
than or equal to 2.25: 1.00

Greater than 2.25: 1.00 but less                        1.600%                                   0%
than or equal to 3.00: 1.00

Greater than 3.00: 1.00                                 2.000%                                   0%"

                   3. Reaffirmation of Loan Documents. The Borrower and each of the Guarantors hereby affirms and agrees that the execution and delivery by the Borrower of and the performance of its obligations under this First Amendment shall not in any way amend, impair, invalidate or otherwise affect any of the obligations of the Borrower or any Guarantor or the rights of the Documentation Agent, the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document or any other document or instrument made or given by the Borrower or any Guarantor in connection therewith and that the "Obligations" shall include all obligations of the Borrower under the Credit Agreement as amended hereby.

  4. Effective Date. This First Amendment shall be effective as of the date that there shall have been delivered to the Administrative Agent, a copy of this First Amendment, duly executed by all parties signatory hereto:

                   5. No Other Amendment. Except as expressly amended hereby, the Credit Agreement and other Loan Documents shall remain in full force and effect as written.

  6. Counterparts. This First Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

  7. Representations and Warranties. The Borrower and each of the Guarantors hereby represents and warrants to the Documentation Agent, the Administrative Agent and the Lenders as follows:

  (a)The Borrower and each of the Guarantors have the corporate power and authority and the legal right to execute, deliver and perform this First Amendment and have taken all necessary corporate action to authorize the execution, delivery and performance of this First Amendment. This First Amendment has been duly executed and delivered on behalf of the Borrower and each of the Guarantors and constitutes the legal, valid and binding obligation of such Persons, enforceable against such Persons in accordance with its terms.

(b)Both prior to and after giving effect to this First Amendment: (1) the representations and warranties of the Borrower and the Guarantors contained in the Loan Documents


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

  are accurate and complete in all material respects, and (2) there has not occurred a Default or an Unmatured Default.

                   IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the day and year first above written.




                                   SOS   STAFFING   SERVICES,   INC.,   a   Utah
                                   corporation


                                   By __________________________________________
                                   Name ________________________________________
                                   Title _______________________________________


                                   THE  FIRST   NATIONAL  BANK  OF  CHICAGO,   a
                                   national     banking     association,      as
                                   Documentation Agent and a Lender


                                   By __________________________________________
                                   Name ________________________________________
                                   Title _______________________________________


                                   FIRST SECURITY BANK, N.A., a national banking association, as Administrative Agent and a Lender


                                   By __________________________________________
                                    Name _______________________________________
                                   Title _______________________________________


ACKNOWLEDGED AND AGREED TO as of the day and year first above written:

WOLFE & ASSOCIATES, INC.



By ____________________________________________
Name __________________________________________
Title _________________________________________


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